                                                    Exhibit 10.2

January 8, 2007

Shixiong Chen
Room 508, Venture Center
Tianan Hi-Tech Park, No. 730
Yingbin Road
Shiqiao Town,
Panyu District
Guangzhou, China, 511400

Dear Mr. Chen:

Sequiam East, Inc. (“the Company”) is pleased to offer you the position of President and CEO with an effective start date of January 1, 2007. This agreement is only valid with the successful execution of a Stock Purchase Agreement of Magstone Innovation, Inc. as described in that agreement. The resultant company created will be renamed Sequiam East, Inc. or a similar name and you will serve that entity as within this document.

As President and CEO you will serve the Company faithfully, diligently and to the best of your ability, under the direction of the President of Sequiam Corporation. You will render such services during the term of employment from your present location in South Carolina, and you will be required to travel at the company’s expense to the Company’s principal place of business, or at such alternate locations as may be necessary in the performance of your duties.

You will have such duties and powers as generally pertain to the office of President for both product development and business development of said products, subject to the control of the President of Sequiam Corporation. The precise services and duties that you are obligated to perform may from time to time be changed, amended, extended or curtailed by the President of Sequiam Corporation.

The Term of your employment shall commence on January 1, 2007 and continue thereafter for a term of eight (8) years, earlier termination subject to the terms and conditions set forth below. You agree to serve a minimum of three (3) years.

Item #1--Annual Salary: The Company will pay you $120,000 annual salary for the year 2007 in the form of Sequiam Corporation stocks and cash with cash portion no less than $60,000. The salary can be adjusted for the following new calendar year at the end of each year based on job performance review and the financial performance of the Company.

Item #2--Annual Cash Bonus: A cash bonus compensation payout beginning in 2007 and each year thereafter for your entire term managing Sequiam East as CEO and President will be based on a direct calculation of 1.25% of gross sales recognized by Sequiam East, Inc. over the course of the year.

In addition the company will grant you options to purchase one million five hundred thousand (1,500,000) shares of Sequiam Corporation stock at $0.20 per share in accordance with the Sequiam Corporation 2003 Employee Stock Incentive Plan (the "Plan"). The options will fully vest one year from the date of this agreement, or they will vest immediately in the event of any earlier termination of employment by Sequiam East, Inc. If on December 31, 2008 the net value of the options after exercise is less than $1 million, then the Company shall grant additional options such that the net value equals or exceeds $1 million.

During the term of employment, you shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, retirement accounts, profit sharing, stock option plans, stock appreciation rights, and other employee benefits provided by the Company to employees of the same or similar hierarchy.

The Company shall reimburse you for reasonable and necessary expenses incurred by you on behalf of the Company in the performance of your duties provided that such expenses are adequately documented in accordance with the Company's written policies, which will be provided to you at the time they became effective.

Your employment can be terminated for cause. The Company shall have no obligations beyond thirty days notice and payment through such date of all salary, benefits, and bonuses (pro-rata) in the case of termination for cause. Termination for cause shall be defined as, and limited to gross dereliction of executive duties, including violation of any federal or state laws that materially impact the company’s financial performance, its reputation or relationships with customers.

You shall not, in any manner, for any reason, either directly or indirectly, divulge or communicate to any person, firm or company, any confidential information concerning any matters not generally known in the biometrics industry or otherwise made public by the Company which affects or relates to the Company’s business, finances, marketing and operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law.

You further agree that all documents and materials furnished to you by the Company and relating to the Company’s business or prospective business are and shall remain the exclusive property of the Company as the case may be. You shall deliver all such documents and materials to the Company upon demand and in any event upon expiration or earlier termination of your employment. Any payment of sums due and owing to you by the Company upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials.

All ideas, inventions, and other developments or improvements conceived or reduced to practice by you, alone or with others, during the term of your employment, whether or not during working hours, that are within the scope of the business of the Company or that relate to or result from any of the Company’s work or projects or the services provided by you to the Company pursuant to this Agreement, shall be the exclusive property of the Company. You agree to assist the Company during your term, at the Company’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agree to execute all documents necessary to obtain such patents and copyrights in the name of the Company.

Welcome to Sequiam East, Inc. We look forward to many successful years together.

Sincerely,

Mark L. Mroczkowski
Director
Sequiam East, Inc.

Accepted and agreed to:

______________________________ ______________________
Shixiong Chen     Date